Exhibit 15.5

20/20 GENESYSTEMS, INC.

COMPENSATION COMMITTEE CHARTER

The Purpose of the Compensation Committee

The purpose of the Compensation Committee of the Board of Directors of 20/20 GeneSystems, Inc. (the “Company”) is to represent and assist the Board of Directors to discharge the responsibilities of the Company’s Board of Directors relating to compensation of the Company’s executives and to oversee and advise the Board of Directors of the Company on the adoption of policies that govern the Company’s compensation programs, including stock and benefit plans.

Membership and Structure

The membership of the Compensation Committee shall consist of at least two directors, each of whom shall (a) meet the independence requirements established by the Board of Directors of the Company and applicable laws, regulations and listing requirements of any trading market on which the Company’s Common Stock is listed or quoted, (b) be a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (c) be an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986. The Board of Directors of the Company appoints the members of the Compensation Committee and the Chair of the Compensation Committee. The Board of Directors of the Company may remove any member from the Compensation Committee at any time with or without cause.

Operations

The Compensation Committee meets in person or telephonically at least once a year. Additional meetings may occur as the Compensation Committee or its Chair deems advisable. The Compensation Committee may take action by unanimous written consent in lieu of meeting. The Compensation Committee will cause adequate minutes of all its proceedings to be kept, and will report on its actions and activities at the next regular meeting of the Board of Directors of the Company. The Compensation Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Compensation Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board of Directors of the Company. The Compensation Committee is authorized to adopt its own rules of procedure not inconsistent with any provision of this Charter, the certificate of incorporation or bylaws of the Company, or any applicable law.

Authority

The Compensation Committee will have the resources and authority necessary to discharge its duties and responsibilities. The Compensation Committee has sole authority to retain and terminate its own outside counsel, compensation consultants or other experts as it deems appropriate, including sole authority to approve such firms’ fees and other retention terms. Any communications between the Compensation Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Compensation Committee will take all necessary steps to preserve the privileged nature of those communications.

Responsibilities

The principal responsibilities and functions of the Compensation Committee are as follows.

1. Review the structure and competitiveness of the Company’s executive compensation programs to ensure (a) the attraction and retention of corporate officers, (b) the motivation of corporate officers to achieve the Company’s business objectives, and (c) the alignment of the interests of key leadership with the long-term interests of the Company’s stockholders.

2. Review trends in management compensation, oversee the development of new compensation plans, and, when necessary, approve the revision of existing plans.

3. Review and approve the compensation structure for corporate officers at the level of corporate vice president and above.

4. Oversee an evaluation of the performance of the Company’s executive officers and approve the annual compensation, including salary, bonus, incentive and equity compensation, for the executive officers.

5. Review and approve corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer, evaluate the performance of the Chief Executive Officer in light of those goals and objectives, and set the compensation level of Chief Executive Officer based on this evaluation. The Chief Executive Officer may not be present at any meetings of the Compensation Committee where his or her compensation is deliberated or voted upon.

6. Review and approve the compensation of the Company’s directors, including, without limitation, equity and equity-based compensation.

7. Review and approve the compensation packages for new corporate officers and termination packages for corporate officers.

8. Review and discuss with the Board of Directors and senior officers plans for officer development and corporate succession plans for the Chief Executive Officer and other senior officers.

9. Review and make recommendations concerning long-term incentive compensation plans, including the use of equity-based plans. Except as otherwise delegated by the Board, the Compensation Committee will act on behalf of the Board as the “Committee” established to administer equity-based and employee benefit plans, and as such will discharge any responsibilities imposed on the Compensation Committee under those plans, including making and authorizing grants, in accordance with the terms of those plans.

10. Review periodic reports from management on matters relating to the Company’s personnel appointments and practices.

11. Regularly review and make recommendations about changes to this Charter;

12. Obtain or perform an annual evaluation of the Compensation Committee’s performance and make applicable recommendations.

13. Exercise such other powers and perform such other duties as may from time to time be delegated to the Compensation Committee by the Board of Directors of the Company.

Adopted by the Board of Directors on November 20, 2018